Exhibit 99.1

MiMedx Announces Conclusion of Audit Committee’s Independent Investigation

Investigation Revealed Extensive Misconduct by Former Senior Management

MARIETTA, Ga., May 23, 2019 – MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that the Audit Committee of the Board of Directors has concluded its independent investigation (“the Investigation”) into matters relating to, among other things, allegations regarding certain sales and distribution practices at the Company.

As announced on February 20, 2018, the Audit Committee retained King & Spalding LLP as counsel to assist the Audit Committee in conducting its Investigation. Once engaged, King & Spalding retained KPMG LLP to assist with the Investigation, which focused primarily on five key areas: the Company’s revenue recognition practices, revenue management activities, actions taken against whistleblowers, tone set by former senior management and Anti-Kickback Statute and related allegations.

The Investigation was conducted over the course of approximately 15 months during which the Audit Committee met 84 times. King & Spalding and KPMG reviewed over 1.5 million documents, including emails, text exchanges and other electronic and hard-copy records, and interviewed over 85 witnesses, many of them multiple times.

In addition, the independent investigators reviewed significant amounts of data housed in the Company’s accounting, customer relationship management, inventory and other systems. They also reviewed over 2,750 hours of video derived from a secret video surveillance system installed at the direction of Parker H. “Pete” Petit, the Company’s former Chairman and Chief Executive Officer, as well as telephonic recordings captured without the consent of all conversation participants.

“The Audit Committee, with the assistance of outside independent counsel and advisors, has conducted a thorough investigation. The completion of this investigation is a significant milestone in our concerted efforts to position MiMedx for future success,” said Charles R. Evans, Chairman of the MiMedx Board of Directors. “The investigation uncovered evidence of material wrongdoing on the part of the Company’s prior senior management team. The Board continues to partner with management to ensure that MiMedx operates at the highest levels of ethics, transparency and compliance.”

The findings of the Investigation include:

•

As previously announced, previously issued financial statements for the years 2012 through 2016, along with the previously issued unaudited financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, would need to be restated;

•

Mr. Petit, the Company’s former Chief Operating Officer, William C. Taylor, the Company’s former Chief Financial Officer, Michael J. Senken, and the Company’s former Controller, John Cranston, were aware of the Company’s course of dealing with its largest distributor, that this course of dealing was inconsistent with the explicit terms of the contract, and that, by at least early 2016, this course of dealing impacted the way in which the Company was recognizing revenue from this distributor, which was a key fact in the determination that the Company’s revenue recognition was improper under GAAP;

•

Conduct that appears to have been designed to manipulate timing and recognition of revenue, including instances of shipping types and volumes of product not needed by the customer and recording revenue, typically near the end of a reporting period, and facilitating such sales through “side deals” that changed payment terms or permitted returns and exchanges in subsequent accounting periods;

•

Messrs. Petit, Taylor, Senken and Cranston made material misstatements and omissions to key stakeholders, such as the Board, the Company’s external auditors, and the Securities and Exchange Commission (“SEC”). At one point, Mr. Petit falsely testified under oath during a deposition when discussing the Company’s largest distributor;

•

Messrs. Petit and Taylor engaged in a pattern of taking action against employees who raised concerns about the Company’s practices. Mr. Petit directed an internal investigation dubbed “Project Snow White” that sought to uncover wrongdoing committed by such employees, rather than the merits of their allegations. As part of this, a secret video surveillance system was installed to record interviews and employee discussions without their knowledge or consent. All this was done in an effort to discredit whistleblowers or find some wrongdoing to justify re-assignment, discipline or even termination; and

•

Messrs. Petit and Taylor set an inappropriate “tone at the top” at MiMedx and emphasized short-term business goals over compliance and ethics, purposely took action to disregard revenue recognition rules under GAAP and manipulate the timing and recognition of revenue, acted against employees who raised concerns about the Company’s practices and marginalized the Company’s legal and accounting departments and advisors.

The Investigation is now complete, subject to concluding one final interview related to the Company’s course of dealing with a distributor and the Company’s new independent auditor, when selected, confirming its satisfaction with the adequacy of the Investigation.

In addition, since September 2018, the Audit Committee has devoted significant time to investigating, with the assistance of King & Spalding and KPMG, allegations that the Anti-Kickback Statute may have been violated by the Company in its relationships with various physicians, customers and distributors. Through this process, the Investigation has identified certain customer accounts that present potential compliance risks and warrant additional review. This additional work will be undertaken by Company counsel in consultation with management to determine the Company’s legal risk, including whether any loss contingencies should be recognized or disclosed under GAAP.

Based on the findings of the Investigation, the Board has taken decisive action on behalf of all MiMedx stakeholders over the past year. The Company has made substantial progress improving the overall business culture and has implemented plans to address internal control weaknesses, including:

•	Dismissing members of the prior senior management team, including Messrs. Petit, Taylor, Senken, and Cranston, and ultimately determining their departures as terminations for cause;
•	Appointing a new Interim Chief Financial Officer;
•	Hiring a Chief Compliance Officer;
•	Creating an Ethics and Compliance Committee at the Board level;
•	Establishing a compliance department reporting to the Ethics and Compliance Committee;
•	Hiring a Vice President of Internal Audit to develop an internal audit function; and
•	Appointing a new Interim Chief Executive Officer and then appointing Timothy R. Wright as Chief Executive Officer.

Mr. Evans continued, “As a leader in the advanced wound care sector and an emerging therapeutic biologics company, the Company is focused on executing our long-range strategic plan and achieving ethical and sustainable growth in a renewed culture of compliance.”

A summary of the findings of the Investigation will be filed with the SEC today on a Form 8-K.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contacts:

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9383

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449